EXHIBIT 10.9 AND 4.8
                          STOCK OPTION AGREEMENT

     This Stock Option Agreement ("Agreement") is made and entered into as of April 10, 2002, (the "Date of Grant") by and between eWorldMedia Inc., a Nevada corporation, ("EWM"), and First Reserve Corporation, a California corporation, (the "Grantee" or "Buyer"), regarding the stock of EWM.

1.0. RECITALS.

     1.1. EWM has 100,000,000 authorized par value $.001 common shares of which approximately 6,800,000 of such common shares have been issued.

     1.2. Grantee is a lender to EWM and Grantee and EWM have entered into an Agreement Regarding Loan and Issuance of Shares (the "Loan Agreement") whereby Grantee is to receive an option to purchase certain common shares.

     1.3. Therefore, in consideration for the mutual covenants, agreements, representations, and warranties contained in this Agreement and the Loan Agreement, the Parties agree as follows.

2.0. GRANT OF OPTION.

     2.1. Grant. EWM hereby grants to Grantee an option to purchase 1,000,000 $.001 par value common shares of EWM at the Exercise Price of $.20 (twenty cents) per share or a total price of $200,000 (the "Exercise Price"), subject to all of the terms and conditions of this Agreement (the "Option").

     2.2. Consideration for Grant. In consideration for the grant of the Option, Grantee agreed to make certain loans and take certain actions as set forth in the Loan Agreement.

3.0. EXERCISE PERIOD

     3.1. Exercise Period of Option. Subject to the terms and conditions of this Agreement, the Option shall become exercisable as to the Shares at any time beginning on February 21, 2002, and ending the earlier of (a) February 21, 2004, (b) up to thirty (30) days after the time of the completion of the sale of the 1,000,000 shares at $.50 ("50 cents") or (c) up to thirty (30) days after notice of a transaction the effect of which would be to make the shares readily tradable on a public market, whichever is earlier (the "Expiration Date"). EWM shall give notice to Grantee of the transactions contemplated in (b) or (c) above and the thirty (30) day period shall commence upon the receipt of such notice. If Grantee does not exercise the Option on or before the Expiration Date, the Option shall lapse and Grantee shall have no rights to the Shares.

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     3.2. Transfer of Option.  The Option may be exercised during the
Exercise Period only by Grantee or his assigns. The terms of the Option shall be binding upon the executors, administrators, successors and assigns of Grantee.

4.0. MANNER OF EXERCISE

     4.1. Stock Option Exercise. To exercise this Option, Grantee must deliver to EWM Grantee's election to exercise the Option (the "Exercise Notice") indicating Grantee's election and the number of Shares being purchased.

     4.2. Limitations on Exercise. The Option may not be exercised unless such exercise is in compliance with all applicable federal and state securities laws, as they are in effect on the date of exercise.

     4.3. Payment. The payment of the entire purchase price for such shares (the "Purchase Price Payment") must be made within ten (10) days of delivery of the Exercise Notice.

     4.4. Issuance of Shares.

          a. Provided that the Exercise Notice and Purchase Price Payment are made in a timely manner, EWM shall issue the Shares registered in the name of Grantee or Grantee's authorized assignee and shall deliver certificates representing the Shares with the appropriate legends affixed thereto within ten (10) days of receipt of the Purchase Price Payment. Such shares shall be common, par value $.001, non-assessable shares. If EWM's shares shall become publicly traded by registration or any other manner (e.g. merger, etc.), Grantee's shares shall become registered at the same time and at no cost to Grantee. In addition, EWM will provide that Grantee's shares shall not be subject to any lock up period (i.e. a period of time in which such shares cannot be traded).

          b. If after the date hereof, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock or by a split-up of shares of Common Stock, then, on the day following the date fixed for the determination of holders of Common Stock entitled to receive such stock dividend or split-up, the number of shares subject to this Option Agreement shall be increased proportionately, with no increase in the total purchase price of the shares so covered, and the exercise price per share reduced proportionally.

          c. If after the date hereof, the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares of Common Stock, then, after the effective date of such combination or reclassification, the number of shares subject to this Option Agreement shall be decreased proportionately, with no increase in the total purchase price of the shares so covered, and the exercise price per share increased proportionally.

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          d.   No fractional shares shall be issued, and any fractional
shares resulting from the computations pursuant to Section 4.4.b. or c. shall be eliminated from this Option. No adjustment shall be made for cash dividends, for the issuance of additional shares for consideration approved by EWM or for the issuance to stockholders of rights to subscribe for additional shares or other securities.

5.0. OTHER OPTION PROVISIONS

     5.1. Compliance with Securities Laws and Regulations. The Option and this Agreement are intended to comply with applicable provisions of the California and Nevada securities laws. Any provision of this Agreement which is inconsistent with such provisions shall, without further act or amendment by EWM or Grantee, be reformed to comply with such provisions. The exercise of the Option and the issuance and transfer of Shares shall be subject to compliance by EWM and Grantee with all requirements of applicable federal and state securities laws.

     5.2. Privileges of Stock Ownership. Grantee shall not have any of the rights of a Shareholder with respect to any Shares until the Shares are issued to Grantee.

6.0. REPRESENTATIONS AND WARRANTIES OF EWM.

EWM represents and warrants as follows.

     6.1. Organization, Standing, and Qualification of the Company. The Company is a corporation duly organized, validly existing, and in good standing under the laws of Nevada, has all necessary corporate powers to own its assets and to carry on its business as now owned and operated by it.

     6.2. Stock of The Company.

          a. The authorized capital stock of the Company consists of 100,000,000 shares of $.001 par value common stock, of which approximately 6,800,000 shares of common stock are issued and outstanding; there are no other classes of stock issued and outstanding.

          b. All the Shares are validly issued, fully paid, and nonassessable, and such shares have been so issued in full compliance with all federal and state securities laws.

     6.3. Title to Shares. The Shares are free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges, and restrictions, other than the restrictions required by the Nevada Commissioner of Corporations. The Company has full power to transfer the Shares to Grantee without obtaining the consent or approval of any other person or governmental authority, other than as may be required by the Commissioner of Corporations.

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     6.4. Financial and Other Information.  EWM has furnished to Grantee various information regarding financial matters and business matters of EWM.

     6.5. Absence of Specified Changes. Since February 14, 2002, the date of execution of the Loan Agreement, except as disclosed in this Agreement, there has not been any:

          (1) Transaction by the Company except in the ordinary course of business as conducted on that date;

          (2) Material adverse change in the financial condition, liabilities, assets, business, or prospects of the Company;

          (3) Destruction, damage to, or loss of any asset of the Company (whether or not covered by insurance) that materially and adversely affects the financial condition, business, or prospects of the Company;

          (4) Declaration, setting aside, or payment of a dividend or other distribution in respect to the capital stock of the Company, or any direct or indirect redemption, purchase, or other acquisition by the Company of any of its shares of capital stock;

          (5) Increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, or employees, or the declaration, payment, or commitment or obligation of any kind for the payment, by the Company, of a bonus or other additional salary or compensation to any such person;

          (6) Sale or transfer of any asset of the Company, except in the ordinary course of business;

          (7) Amendment or termination of any contract, agreement, or license to which the Company is a party, except in the ordinary course of business;

          (8) Loan by the Company to any person or entity, or guaranty by the Company of any loan;

          (9) Commencement or notice or threat of commencement of any civil litigation or any governmental proceeding against or investigation of the Company;

          (10) Labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

          (11) Agreement by the Company to do any of the things described in the preceding clauses (1) through (10); or

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          (12) Other event or condition of any character that has or might reasonably have a material and adverse effect on the financial condition, business, assets, liabilities, or prospects of the Company taken as a whole.

7.0. MISCELLANEOUS MATTERS

     7.1. Further Acts. Each Party to this Agreement agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

     7.2. Intent to be Binding. This Agreement shall be binding on, and shall inure to the benefit of the Parties to it and their respective heirs, legal representatives, successors and assigns. The provisions of this Agreement may be waived, altered, amended or repealed, in whole or in part, only on the written consent of all Parties to this Agreement.

     7.3. Interpretation. It is intended that each Paragraph of this Agreement shall be viewed as separate and divisible, and in the event that any Paragraph shall be held to be invalid, the remaining Paragraphs shall continue to be in full force and effect. This Agreement shall be construed in accordance with and governed by the laws of the State of California.

     7.4. Notice. Any notice required to be given or delivered to EWM under the terms of this Agreement shall be in writing and addressed to the President of the Company at the address indicated below or to such other address as such party may designate in writing from time to time to the Grantee. Any notice required to be given or delivered to Grantee shall be in writing and addressed to Grantee at the address indicated below or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: personal delivery; three (3) days after deposit in the United Sates mail by certified or registered mail (return receipt requested); one (1) business day after deposit with any return receipt express courier (prepaid); or one (1) business day after transmission by facsimile, telefax or telecopier.

     7.5. Arbitration. Any controversy between EWM and the Grantee involving the construction or application of any of the terms, covenants or conditions of this Agreement shall, upon written request of one Party served on the other Party, be submitted to binding arbitration, and such arbitration shall be governed by the commercial provisions of the American Arbitration Association. The Parties may agree upon one arbitrator, but in the event that they cannot agree, there shall be three (3), one named in writing by each of the Parties within five (5) days after demand for arbitration is given and the third arbitrator will be appointed by the two named arbitrators within five (5) days. Should either Party refuse or neglect to join in the appointment of an arbitrator(s) or to furnish the arbitrator(s) with any paper or information demanded, the arbitrator(s) are empowered by both Parties to proceed ex parte. The Arbitrator(s) shall be required to apply the laws of the State

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of California.

     7.6. Attorneys' Fees. In the event of any action, including arbitration, for breach or to enforce or declare rights under any provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs to be paid by the non-prevailing party.

     7.7. Entire Agreement. The other documents referenced herein are incorporated in this Agreement by reference. This Agreement constitutes the entire agreement of the parties regarding the subject matter described in this Agreement. This Agreement supersedes all prior agreements between the Parties, and is intended as a complete and exclusive statement of the full agreement between the Parties.

     7.8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties.

     7.9. Counterparts. This Agreement may be executed in one or more counterparts, with the same effect as if the signatories executing the several counterparts had executed one counterpart, provided, however, that the several executed counterparts shall together have been signed by all the Parties. All such executed counterparts shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, the Parties have executed this Stock Option Agreement effective as of the date first set forth above.

eWorldMedia TV.,
a Nevada Corporation

By /s/ Ronald C.  Touchard                   By /s/ Gayla Gary
   Ronald Touchard, President                   Gayla Gary, Secretary

Address:  620 Newport Center Drive
Newport Beach, CA   92660


First Reserve Corporation,
a California corporation

By /s/ Robert Hagopian                       By /s/ Erika Hagopian
   Robert Hagopian, President                   Erika Hagopian, Secretary

Address:  29 Las Casas
San Rafael, CA   94901

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                                 ADDENDUM

     This Addendum (the "Addendum") is entered into this 17th day of October 2002, by and between eWorldMedia, Inc., a Nevada corporation ("eWorld"), and First Reserve Corporation, a California corporation ("First Reserve").

                                 RECITALS:

A. The parties entered into a Stock Option Agreement dated April 10, 2002 (the "Option Agreement"), whereby eWorld granted options to First Reserve to purchase 1,000,000 shares of common stock of eWorld at an exercise price of $0.20 per share.

B. The Option Agreement was entered into as partial consideration for two loans from First Reserve to eWorld in the amount of $50,000, as evidence by a note in such amount dated February 25, 2002, as extended from time to time, and in the amount of $18,000, as evidenced by a note in such amount dated February 14, 2002, as extended from time to time (collectively hereinafter the "Notes").

C. On or about September 19, 2002, an assignee of First Reserve exercised options to purchase 30,000 shares, leaving a total of 970,000 options owned and held by First Reserve.

D. In accordance with various contractual obligations between the Company and First Reserve and or Pacific Prime Asset Management the Company acknowledges the following the items pending.

     1. 250,000 shares are issuable to First Reserve Corporation pursuant to the Independent Contractor's Agreement.
     2. 500,000 shares are issuable to Pacific Prime Asset Management Inc. pursuant to the Agreement for Purchase of Shares, dated March 11, 2002.
     3. $22,500 cash is payable to Robert Hagopian as finder's fee pursuant to the Pacific Prime Asset Management share purchases.
     4. $55,000 plus interest is due and payable to First Reserve Corporation pursuant to the Note (and subsequent addendums) dated February 25, 2002.
     5. 18,000 plus interest is due and payable to First Reserve Corporation pursuant to the Note (and subsequent addendums) dated February 18, 2002.

E. In contemplation of a proposed transaction by eWorld, the result of which would be to provide a public trading market for the outstanding shares of eWorld, the parties are willing to enter into this agreement to amend the terms of the Option Agreement.

     NOW, THEREFORE, in consideration of the mutual terms and benefits set forth in this Addendum, the parties hereto hereby agree and do amend the Option Agreement as follows:

     1. Section 3.1 of the Option Agreement shall provide that notwithstanding any other provisions of the Option Agreement, if at any time eWorld shall issue the shares as set forth in items D.1. and D.2. above as well as fully repay the outstanding monies owed pursuant to items D.3, D.4 and D.5 above, any and all remaining options shall immediately and automatically terminate and expire without further notice.

     2. All other provisions of the Option Agreement not otherwise amended by this Addendum shall remain in effect.

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     IN WITNESS WHEREOF, the parties have executed this Addendum the day and year first above written.

                                   eWorldMedia, Inc.

                                   By /s/ Ronald C.  Touchard
                                      Ronald C. Touchard, President

                                   First Reserve Corporation

                                   By /s/ Robert Hagopian
                                      Robert Hagopian, President